EXHIBIT 10.48

AMENDMENT NO. 5 TO CREDIT AGREEMENT AND WAIVER

This Amendment and Waiver (this "Amendment") is entered into as of March 31, 2003, by and among Astec Industries, Inc., a Tennessee corporation ("Astec"), Astec Financial Services, Inc., a Tennessee corporation ("AFS" and together with Astec, the "Borrowers"), Bank One, NA, individually and as agent ("Agent"), and the other financial institutions signatory hereto.

RECITALS

A. The Borrowers, the Agent and the Lenders are party to that certain credit agreement, dated as of September 10, 2001 (as previously amended, the "Credit Agreement"). Unless otherwise specified herein, capitalized terms used in this Amendment shall have the meanings ascribed to them by the Credit Agreement.

B. The Borrowers are in discussions with General Electric Capital Corporation concerning a credit facility (the "GE Facility") which would refinance the Borrowers' Obligations under the Credit Agreement and the other Loan Documents.

C. The Borrowers, the Agent and the undersigned Lenders wish to amend the Credit Agreement and waive certain provisions thereof on the terms and conditions set forth below.

Now, therefore, in consideration of the mutual execution hereof and other good and valuable consideration, the parties hereto agree as follows:

      Amendments to Credit Agreement.

        Article I of the Credit Agreement is hereby amended by inserting the following definition therein:

        "Adjusted Consolidated Net Income" means Consolidated Net Income plus (i) the amount of the Amendment Fee (as defined therein) paid in connection with Amendment No. 5 to this Credit Agreement (the "Fifth Amendment"), (ii) the amount of the amendment fee paid in connection with the Fifth Amendment Agreement and Waiver to Note Purchase Agreements, dated as of March 31, 2003, by and among the Borrowers and the various institutions party thereto, (iii) any recording or filing fees paid in connection with the perfection of the Collateral Agent's security interest in the Credit Parties' real estate, intellectual property, deposit and disbursement accounts, and other assets, (iv) any fees paid for title insurance on the real estate described in clause (iii) above, and (v) any fees paid by the Credit Parties for appraisals of real estate required by the Fifth Amendment.

        The definition of "Aggregate Commitment" found in Article I of the Credit Agreement is deleted in its entirety and replaced by the following:

        "Aggregate Commitment" means $60,700,000, as such amount may be increased or reduced from time to time pursuant to the terms hereof.

        The definition of "Aggregate Tranche A Sublimit" found in Article I of the Credit Agreement is deleted in its entirety and replaced by the following:

        "Aggregate Tranche A Sublimit" means $60,700,000, as such amount may be increased pursuant to Section 2.4.2(b) or reduced from time to time pursuant to the terms hereof; provided that $4,200,000 of the Aggregate Tranche A Sublimit may be used only for the issuance of a Facility Letter of Credit required by Astec's workers compensation insurance carrier.

        The definition of "EBITDA" found in Article I of the Credit Agreement is amended by inserting the word "Adjusted" after the word "period" and before the word "Consolidated" in such definition.

        The definition of "Leverage Ratio" found in Article I of the Credit Agreement is deleted in its entirety and replaced by the following:

        "Leverage Ratio" means, as at any date of determination thereof, (i) for any date between and including April 1, 2003 and December 31, 2003, the ratio of (a) Consolidated Funded Debt of the Credit Parties at such date minus the amount of any cash collateral held by the Collateral Agent at such date to (b) Adjusted EBITDA of the Credit Parties computed for the elapsed portion of Astec's Fiscal Year and annualized, all calculated on a consolidated basis in accordance with Agreement Accounting Principles, and (ii) for any other date, the ratio of (a) Consolidated Funded Debt of the Credit Parties at such date minus the amount of any cash collateral held by the Collateral Agent at such date to (b) Adjusted EBITDA of the Credit Parties for the four (4) most recently ended fiscal quarters, all calculated on a consolidated basis in accordance with Agreement Accounting Principles.

        Section 6.21.1 of the Credit Agreement is amended by deleting the section in its entirety and replacing it with the following:

        6.21.1 Leverage Ratio. The Borrowers will cause to be maintained a Leverage Ratio of not more than the following on each of the following dates, measured as of such date:

Date	Leverage Ratio
December 31, 2002	3.50 : 1.0
March 31, 2003	5.25 : 1.0
June 30, 2003	4.05 : 1.0
July 31, 2003	3.98 : 1.0
August 31, 2003	4.06 : 1.0
September 30, 2003	4.18 : 1.0
October 31, 2003	4.24 : 1.0
November 30, 2003	4.56 : 1.0
December 31, 2003	5.01 : 1.0
March 31, 2004	3.00 : 1.0
June 30, 2004	3.00 : 1.0

        Section 6.21.4 of the Credit Agreement is amended by deleting the section in its entirety and replacing it with the following:

        6.21.4 Fixed Charge Coverage Ratio. The Borrowers will cause to be maintained on each date below, a ratio (the "Fixed Charge Coverage Ratio") (the components of which, for any date between and including April 1, 2003 and December 31, 2003, shall be computed for the elapsed portion of such Fiscal Year and annualized; and the components of which, for any other date, shall be computed for the four most recently ended fiscal quarters) of (a) Adjusted Consolidated Net Income, minus extraordinary gains or plus extraordinary losses, plus income tax expense, plus Interest Expense (including any Interest Expense relating to commercial paper issued in connection with a Permitted Securitization even though not directly incurred by a Credit Party), plus Lease Rentals to (b) Interest Expense (including any Interest Expense relating to commercial paper issued in connection with a Permitted Securitization even though not directly incurred by a Credit Party) of the Credit Parties on a consolidated basis, plus Lease Rentals, of not less than:

Date	Fixed Charge Coverage Ratio
December 31, 2002	1.00 : 1.0
March 31, 2003	1.15 : 1.0
June 30, 2003	1.55 : 1.0
July 31, 2003	1.49 : 1.0
August 31, 2003	1.42 : 1.0
September 30, 2003	1.25 : 1.0
October 31, 2003	1.10 : 1.0
November 30, 2003	0.93 : 1.0
December 31, 2003	0.74 : 1.0
March 31, 2004	2.00 : 1.0
June 30, 2004	2.00 : 1.0

        The following is added as Section 6.21.6 of the Credit Agreement:

        6.21.6 Consolidated Net Revenue. The Borrowers shall not permit Consolidated Net Revenue, as calculated on a rolling four month basis, at the end of the periods set forth below to be less than the amount indicated below opposite each such period:

Date	Consolidated Net Revenue
April 2003	$151.04 million
May 2003	$158.58 million
June 2003	$167.14 million
July 2003	$162.42 million
August 2003	$154.06 million
September 2003	$142.23 million
October 2003	$131.36 million
November 2003	$124.81 million
December 2003 and each month thereafter	$120.37 million

        Section 6.21.7 of the Credit Agreement is amended by deleting the section in its entirety and replacing it with the following:

        6.21.7 EBITDA. The Borrowers shall not permit EBITDA, as calculated on a rolling four month basis, at the end of the periods set forth below to be less than the amount indicated below opposite each such period:

Date	EBITDA
April 2003	$6.82 million
May 2003	$10.91 million
June 2003	$14.88 million
July 2003	$12.94 million
August 2003	$11.24 million
September 2003	$8.26 million
October 2003	$5.10 million
November 2003	$3.20 million
December 2003 and each month thereafter	$1.15 million

        The following is added as Section 6.21.8 of the Credit Agreement:

        6.21.8 Collateral Account. The Borrowers shall not permit the balance of funds on deposit in the Collateral Account (as defined in that certain Consent Letter, dated as of December 20, 2002, by and among the Borrowers, the Collateral Agent, the Agent, the Lenders and the Noteholders) at any time during the periods set forth below to be less than the amount indicated below opposite each such period:

Period	Balance
May 31, 2003 through June 29, 2003	$23.72 million
June 30, 2003 through July 30, 2003	$29.71 million
July 31, 2003 through August 30, 2003	$34.84 million
August 31, 2003 through September 29, 2003	$37.79 million
September 30, 2003 through October 30, 2003	$41.59 million
October 31, 2003 through November 29, 2003	$48.05 million
November 30, 2003 through December 30, 2003	$49.95 million
December 31, 2003 and thereafter	$52.23 million

        The following is added as Section 6.21.9 of the Credit Agreement:

        6.21.9 Maximum Recourse. Astec shall not permit the aggregate amount of recourse obligations of itself and its Subsidiaries to exceed $13,500,000 without the consent of the Required Lenders.

        Section 6.22 of the Credit Agreement is amended by deleting such section in its entirety and replacing it with the following:

        6.22 Fixed Asset Expenditures. The Borrowers will not, nor will they permit any Credit Party to, expend, or be committed to expend, during any period set forth below, in the acquisition of fixed assets, an amount in excess of the amount indicated below opposite each such period, such amounts to be computed in the aggregate for the Credit Parties:

Period	Balance
January 31, 2003 through March 31, 2003	$1.789 million
April 1, 2003 through June 30, 2003	$1.860 million
July 1, 2003 through September 30, 2003	$1.057 million
October 1, 2003 through December 31, 2003	$328,000

        ; provided that any amount not spent or committed in a given period shall carry forward into the following periods; provided further that any amounts permitted but not used prior to December 31, 2003 shall not carry forward.

        Section 7.3 of the Credit Agreement is amended by deleting the clause that begins with the words "of this Agreement, any term or provision . . ." and ends with the words "and financial institutions party thereto" and substituting in its stead the following:

      "of this Agreement, any term or provision of that certain Amendment No. 4 to the Credit Agreement, dated as of November 14, 2002, by and among the Borrowers, the Agent and the Lenders, any term or provision of that certain Amendment No. 5 to the Credit Agreement, dated as of March 31, 2003, by and among the Borrowers, the Agent and the Lenders, any term or provision found in that certain Second Amendment to the Intercreditor and Collateral Agency Agreement, dated as of November 14, 2002, by and among the Agent, the Collateral Agent and the several banks and financial institutions party thereto or any term or provision found in that certain Third Amendment to the Intercreditor and Collateral Agency Agreement, dated as of March 31, 2003, by and among the Agent, the Collateral Agent and the several banks and financial institutions party thereto."

      Consent and Waiver. The Lenders hereby waive (a) any breach of Section 6.21.1 of the Credit Agreement to the extent that the Leverage Ratio was greater than 3.5:1.0 but not greater than 7.50:1.00 as of December 31, 2002, and to the extent that the Leverage Ratio was greater than 5.25:1.00 but not greater than 19.00:1.00 as of March 31, 2003, and (b) any breach of Section 6.21.4 of the Credit Agreement to the extent that the Fixed Charge Coverage Ratio was less than 1.00:1.0 but not less than 0.40:1.0 as of December 31, 2002, and to the extent that the Fixed Charge Coverage Ratio was less than 1.15:1.0 but not less than 0.01:1.0 as of March 31, 2003. The waiver in this Section 2 in no way constitutes a waiver of Astec's obligations under Sections 6.1(a), 6.1(b), 6.1(c) and 6.1(d) for the periods ending December 31, 2002 and March 31, 2003.

      Representations and Warranties of the Borrower. The Borrowers represent and warrant that:

        The execution, delivery and performance by the Borrowers of this Amendment have been duly authorized by all necessary corporate action and that this Amendment is a legal, valid and binding obligation of the Borrowers enforceable against the Borrowers in accordance with its terms, except as the enforcement thereof may be subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally;

        Each of the representations and warranties contained in the Credit Agreement is true and correct in all material respects on and as of the date hereof as if made on the date hereof;

        The Borrowers have not paid or agreed to pay any fees or other consideration, or given any additional security or collateral, or shortened the maturity or average life of any Indebtedness, in each case, in connection with the obtaining of any consents or approvals in connection with the transactions contemplated hereby including, without limitation thereof, in connection with the Note Purchase Agreements, dated as of September 10, 2001, as amended, among the Borrowers and the Noteholders, other than the payment of legal fees of counsel to the Noteholders under the Senior Note Amendment.

        All domestic deposit accounts and disbursement accounts of Astec and the Credit Parties (any such domestic deposit account or disbursement account, a "Deposit Account") the balances of which exceed $25,000 as of the Effective Date and which are not maintained with any of the Lenders are listed on Schedule 3(d) hereto. The aggregate balance of the domestic deposit accounts and disbursement accounts of Astec and the Credit Parties the balances of which do not exceed $25,000 as of the Effective Date and which are not maintained with any of the Lenders does not exceed $250,000.

        After giving effect to this Amendment and the Senior Note Amendment (as defined below), no Default or Unmatured Default has occurred and is continuing.

      Further Agreements. As an inducement to the Lenders to enter into this Amendment, the Borrowers agree that:

        Until the Required Lenders shall otherwise agree, no Borrower shall request any Eurodollar Advance with an Interest Period in excess of thirty (30) days.

        On April 30, 2003, the Applicable Margin for Eurodollar Advances shall be fixed at 3.50%, and the Applicable Margin for Floating Rate Advances shall be fixed at 2.50%. On May 31, 2003, the Applicable Margin for Eurodollar Advances shall be fixed at 4.00%, and the Applicable Margin for Floating Rate Advances shall be fixed at 3.00%. On June 30, 2003, the Applicable Margin for Eurodollar Advances shall be fixed at 5.00%, and the Applicable Margin for Floating Rate Advances shall be fixed at 4.00%.

        Astec shall continue to utilize in a manner satisfactory to the Agent and Astec the services of the consultant, Alvarez & Marsal, for the purpose of reviewing and analyzing the business and cash flows of Astec and its Subsidiaries.

        Astec shall not permit any Subsidiary to underwrite any financing of equipment for customers through loans or leases, provided that Astec and its Subsidiaries shall not be prohibited from offering customary trade terms to its customers.

        If the Obligations of the Borrowers to the Lenders have not been paid in full by April 18, 2003 (or such later date as agreed to by the Agent), Astec shall meet with the Agent and Lenders (including consultation with the Agent's asset-based lending group) to present a written overview of Astec's business and review alternate refinancing strategies.

        If the Obligations of the Borrowers to the Lenders have not been paid in full by April 18, 2003 (or such later date as agreed to by the Agent), Astec shall pay for appraisals of all the real property of Astec and its subsidiaries by an appraiser selected by the Agent, such appraisals to be initiated by the Agent. Astec shall cause such appraisals to be completed by a date satisfactory to the Agent.

        Astec shall continue to provide the Agent on the last Business Day of each week cash flow forecasts (including statements of the Average Daily Balance and the Cash Excess (if any)) ("Weekly Cash Flow Reports"), signed by Astec's chief financial officer and in a form satisfactory to the Agent. The signature of Astec's chief financial officer on such Weekly Cash Flow Reports shall not constitute a representation as to the correctness of the calculations of accounts payable or accounts receivable in such Weekly Cash Flow Reports, but shall constitute a representation as to the good faith of such calculations.

        Astec shall cause any refund relating to the filing of its consolidated income tax return for the 2002 Fiscal Year to be deposited into the Collateral Account within two (2) Business Days of receipt.

        By April 11, 2003, Astec shall cause the Collateral Agent, for the benefit of itself, the Agent, the Lenders and the Noteholders, to have a first priority perfected security interest in Astec's Dassault Breguet Falcon 10 jet. If the GE Facility has not closed by April 15, 2003, Astec shall cause the Collateral Agent, for the benefit of itself, the Agent, the Lenders and the Noteholders, to have a first priority perfected security interest in (1) any real estate of Astec or any other Credit Party in which the Collateral Agent does not have a perfected security interest, (2) any intellectual property of Astec and the Credit Parties, and (3) to the extent that any such asset has a book value in excess of $500,000, any other asset of Astec and the Credit Parties in which the Collateral Agent does not have a perfected security interest. Astec shall cause the security interest in real estate to be perfected by May 15, 2003, or such later date as the Agent may agree. Astec shall cause the security interest in intellectual property to be perfected by April 15, 2003, or such later date as the Agent may agree. Astec shall cause the security interest in the assets described in clause 3 of this clause (i) to be perfected by April 15, 2003, or such later date as the Agent may agree.

        Astec shall include in each Weekly Cash Flow Report a calculation of the average aggregate daily cash balance of Astec and its Subsidiaries (computed on a rolling ten Business Day basis, the last day of which ten day period shall be the second Business Day preceding the date of the Weekly Cash Flow Report) (such balance, the "Average Daily Balance"), and if the Average Daily Balance exceeds $9,000,000 (such excess, the "Cash Excess", and the date of the Weekly Cash Flow Report setting forth such Cash Excess, the "Cash Excess Date"), Astec shall deposit on the Cash Excess Date an amount equal to the Cash Excess (such amount, the "Cash Excess Deposit") into the Collateral Account. Notwithstanding the occurrence of intervening Cash Excess Dates, no fewer than ten (10) Business Days must elapse between Cash Excess Deposits.

        (i) If the Obligations of the Borrowers to the Lenders have not been paid in full by May 23, 2003, then on such date, Astec shall pay to the Agent, for the account of the Lenders, the second installment of the Amendment Fee in an amount equal to 0.50% of the Aggregate Commitment (as in effect after giving effect to this Amendment) and (ii) if the Obligations of the Borrowers to the Lenders have not been paid in full by June 30, 2003, then on such date, Astec shall pay to the Agent, for the account of the Lenders, the third installment of the Amendment Fee an amount equal to 0.75% of the Aggregate Commitment (as in effect after giving effect to this Amendment); it being understood that the entire Amendment Fee is earned on the Effective Date and that payment of such Amendment Fee shall come from the Collateral Account.

        Astec will deliver to the Agent and the Lenders within 30 days of the end of each month (i) consolidated and consolidating unaudited balance sheets as at the close of each such month and consolidated and consolidating profit and loss and a statement of cash flows for such month and for the period from the beginning of such Fiscal Year to the end of such month, the calculations therein to be compared against the corresponding figures in the modified budget prepared on March 5, 2003, by Alvarez & Marsal, (ii) a compliance certificate, (iii) a backlog report, (iv) an accounts receivable aging report, (v) an accounts payable aging report, and (vi) a consolidated recourse report, each of the items in clauses (i) through (vi) of this clause (l) in a form acceptable to the Agent and signed by Astec's chief financial officer.

        By the earlier of (i) April 15, 2003 and (ii) within two days of receipt by Astec in draft form, Astec shall deliver to the Agent appraisals of the inventory, machinery and equipment of Astec and the other Credit Parties in form and detail reasonably satisfactory to the Agent.

        By April 4, 2003, Astec shall deliver to the Collateral Agent pledged account agreements in form and substance satisfactory to the Agent ("Pledged Account Agreements") pledging to the Collateral Agent, for the benefit of itself, the Agent, the Lenders, and the Noteholders, a security interest in the deposit and disbursement accounts listed on Schedule 3(d) hereto;

        If at any time a Deposit Account of Astec or a Credit Party exists which (i) is not subject to a Pledged Account Agreement, (ii) is not maintained with a Lender and (iii) either (x) has a balance less than $25,000 and causes the aggregate balance of the Deposit Accounts of Astec and the Credit Parties not subject to a Pledged Account Agreement which are not maintained with any of the Lenders to exceed $250,000 or (y) has a balance in excess of $25,000, then Astec shall, or shall cause the related Credit Party to, enter into a Pledged Account Agreement pledging to the Collateral Agent, for the benefit of itself, the Agent, the Lenders, and the Noteholders, a security interest in such Deposit Account.

      Effective Date. This Amendment shall become effective upon the date (the "Effective Date") when all of the following events shall have occurred: (a) the execution and delivery hereof by the Borrowers, the Agent and the Lenders; (b) the execution and delivery by the Borrowers and the Required Holders of an amendment to the Note Purchase Agreements and/or waiver of certain terms thereof in form and substance satisfactory to the Lenders (the "Senior Note Amendment"); (c) payment by the Borrowers to the Agent, for the account of the Lenders, of the first installment of an amendment fee (the "Amendment Fee") equal to 0.25% of the Aggregate Commitment (as in effect after giving effect to this Amendment), which fee shall be deducted from the Collateral Account; (d) delivery to the Agent of certificates executed by the Secretary or Assistant Secretary of each Borrower, certifying (i) an attached copy of each Borrower's Board of Directors' (or Executive Committee's) resolutions authorizing the execution, delivery and performance of this Amendment on behalf of the respective Borrowers and (ii) that there have been no amendments, supplements or modifications to the Certificate of Incorporation, the Bylaws or the certificate of incumbency of each Borrower delivered to the Agent on May 13, 2002, or attached copies of such amendments, supplements or modifications; (e) the execution and delivery by the Collateral Agent, the Agent, the Lenders and the Noteholders of the Third Amendment to Intercreditor and Collateral Agency Agreement; (f) delivery to the Agent of a listing of (i) all intellectual property of Astec and the other Credit Parties, (ii) all real estate of Astec and the other Credit Parties in which the Collateral Agent does not have a perfected security interest and (iii) to the extent that any such asset has a book value in excess of $500,000, any other asset of Astec and the Credit Parties in which the Agent does not have a perfected security interest; and (g) delivery to the Agent of such other documents as the Agent, any Lender or their counsel may have reasonably requested.

      Reference to and Effect Upon the Credit Agreement.

        Except as specifically amended or waived above, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

        The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or any Lender under the Credit Agreement or any Loan Document, nor constitute a waiver of any provision of the Credit Agreement or any Loan Document, except as specifically set forth herein. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of similar import shall mean and be a reference to the Credit Agreement as amended hereby.

      Costs and Expenses. The Borrower hereby affirms its obligation under Section 9.7 of the Credit Agreement to reimburse the Agent for all reasonable costs, internal charges and out-of-pocket expenses paid or incurred by the Agent in connection with the preparation, negotiation, execution and delivery of this Amendment, including but not limited to the attorneys' fees and time charges of attorneys for the Agent with respect thereto.

      GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING WITHOUT LIMITATION 735 ILCS SECTION 105/5-1 ET SEQ, BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

      Headings. Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purposes.

      Counterparts. This Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all such counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

ASTEC INDUSTRIES, INC.

By: /s/ F. McKamy Hall

Print Name: F. McKamy Hall

Title: Treasurer

ASTEC FINANCIAL SERVICES, INC.

By: /s/ Albert E. Guth

Print Name: Albert E. Guth

Title: President and Secretary

BANK ONE, NA,

individually and as Agent

By: /s/ Andrew D. MacIver

Print Name: Andrew D. MacIver

Title: Vice President

SUNTRUST BANK

By: /s/ J. H. Miles

Print Name: J. H. Miles

Title: Managing Director

AMSOUTH BANK

By: /s/ McCoy C. Zachry

Print Name: McCoy C. Zachry

Title: Vice President

BRANCH BANK & TRUST CO.

By: /s/ James Stallings

Print Name: James Stallings

Title: Vice President

U.S. BANK

By: /s/ Bill Hall

Print Name: Bill Hall

Title: Vice President